EXHIBIT 23
Consent of Independent Registered Public Accounting Firm
The Board of Trustees
Entertainment Properties Trust:
We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-72021 pertaining to the Dividend Reinvestment and Direct Shares Purchase Plan, Form S-8 No. 333-76625 pertaining to the 1997 Share Incentive Plan, Form S-8 No. 333-142831 pertaining to the 2007 Equity Incentive Plan, Form S-4 No. 333-78803, as amended, pertaining to the shelf registration of 5,000,000 common shares and Form S-3 No. 333-140978 for an undetermined amount of securities) of Entertainment Properties Trust of our reports dated February 25, 2008, with respect to the consolidated balance sheets of Entertainment Properties Trust as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in shareholders’ equity, comprehensive income, and cash flows, for each of the years in the three-year period ended December 31, 2007, and all related financial statement schedules and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 Annual Report on Form 10-K of Entertainment Properties Trust. Our report refers to a change in the method of quantifying errors in 2006.
/s/ KPMG LLP
KPMG LLP
Kansas City, Missouri
February 25, 2008